Ex. 99.1

Broadridge Financial Solutions, Inc. Increases the Principal Amount Offered to be Purchased pursuant to its
Tender Offer for its 6.125% Senior Notes from $75 Million to $125 Million

LAKE SUCCESS, NY – August 18, 2008 – Broadridge Financial Solutions, Inc. (NYSE: BR) announced today that it has increased the size of its offer to purchase its 6.125% Senior Notes due 2017 from $75 million aggregate principal amount of notes to a maximum of $125 million aggregate principal amount of notes.

As of 5:00 p.m. New York City time on Monday, August 18, 2008 (the “Early Tender Deadline”), investors had tendered approximately $162.4 million aggregate principal amount of notes.  Holders who validly tender their notes after the Early Tender Deadline and at or prior to midnight New York City time, on Tuesday, September 2, 2008 (as the same may be extended or earlier terminated, the “Expiration Time”) will be eligible to receive only the tender offer consideration, namely the total consideration less the early tender premium.

The total consideration for each $1,000 principal amount of notes accepted for payment is $915.  The total consideration includes the early tender premium of $30 in cash per $1,000 principal amount of notes and is payable for notes purchased in the offer that were validly tendered and not validly withdrawn at or prior to the Early Tender Deadline.  Holders whose notes are accepted for payment but who validly tendered such notes after the Early Tender Deadline, and at or prior to the Expiration Time, will only be eligible to receive the tender offer consideration of $885 per $1,000 principal amount of notes accepted for payment pursuant to the offer.  In addition, holders whose notes are purchased will receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

As amended, the aggregate principal amount of notes offered to be purchased in the offer is limited to $125 million (the “Maximum Tender Amount”).  In the event that the principal amount of notes validly tendered and not validly withdrawn prior to the Expiration Time exceeds the Maximum Tender Amount, the notes will be accepted for payment on a pro rata basis based on the total principal amount of notes tendered.  Except for the amendment to the size of the offer described above, all other terms and conditions of the offer remain unchanged.

The offer is not contingent upon the tender of any minimum principal amount of notes or on obtaining financing, but the offer is conditioned upon the satisfaction of certain conditions.  The company intends to finance the purchase of the notes pursuant to the offer from available cash.  Except as set forth herein, the terms and conditions of the offer are as set forth in the company’s Offer to Purchase dated August 5, 2008 (the “Offer to Purchase”), and the related letter of transmittal.

The Offer to Purchase and related letter of transmittal (as well as additional information about the terms of the offer, and how to tender notes and conditions to the offer) can be obtained by contacting the information agent, Global Bondholder Services Corporation, (Toll free: +1 (866) 937-2200 or (banks and brokers) +1 (212) 430-3774); or the dealer manager, J.P. Morgan Securities Inc. (Toll free: +1 (866) 834-4666).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other security. The offer is made only by the Offer to Purchase, as amended hereby, and the related letter of transmittal.  The offer is not being made to noteholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the offer is required to be made by a licensed broker or dealer, it shall be deemed to be made by the dealer manager on behalf of the company.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements.”  Statements that are not historical in nature, such as our fiscal year 2009 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements.  These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed.  These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 (the “2008 Annual Report”).  Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2008 Annual Report.  These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); any significant slowdown or failure of Broadridge’s systems; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; overall market and economic conditions; and any adverse consequences from Broadridge’s spin-off from ADP.  Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.2 billion in revenues in fiscal year 2008 and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry.  Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions.  We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient.  Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities.  For more information about Broadridge, please visit www.broadridge.com.

CONTACT INFORMATION:

Investor Relations:
Marvin Sims
Broadridge Financial Solutions, Inc.
Vice President, Investor Relations
(516) 472-5477